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                                                                   EXHIBIT 11.1
                        CHANCELLOR BROADCASTING COMPANY

                       COMPUTATION OF PER SHARE EARNINGS


                                                                               YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------------
                                                                       1994             1995              1996
                                                                  --------------    -------------    --------------
Computation for statements of earnings:
   Operating earnings (loss) .................................    $      711,849    $ (11,531,296)   $  (14,272,069)
   Loss on repurchase of preferred stock of subsidiary .......                --               --       (16,570,065)
                                                                  --------------    -------------    --------------
                                                                         711,849      (11,531,296)      (30,842,134)
   Extraordinary losses ......................................          (817,819)              --        (4,176,897)
                                                                  --------------    -------------    --------------
         Net loss ............................................    $     (105,970)   $ (11,531,296)   $  (35,019,031)
                                                                  ==============    =============    ==============

Computation for weighted average common shares outstanding:
   Weighted average common shares outstanding ..............           5,166,039        8,849,936        16,704,381
   Incremental common shares applicable to common
     stock options based on the estimated fair value of
     the stock .............................................                  --           99,647           549,009
   Common stock options excluded based on anti-dilutive
     effect ................................................                  --          (99,647)         (549,009)
                                                                  --------------    -------------    --------------
   Weighted average common shares ..........................           5,166,039        8,849,936        16,704,381
                                                                  ==============    =============    ==============

Earnings (loss) per common share:
   Primary and fully diluted
     Operating earnings (loss) .............................      $         0.14    $      (1.30)    $       (1.85)
     Extraordinary losses ..................................              (0.16)               --            (0.25)
                                                                  -------------     -------------    -------------
         Net loss ..........................................      $       (0.02)    $      (1.30)    $       (2.10)
                                                                  =============     ============     =============
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